Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) dated as of September 21, 2016, is entered into by and between Del Toro Silver Corp. (“Del Toro”), and Asher Enterprises, Inc. (“Asher” and together with Del Toro, collectively, jointly and severally, referred to herein as the “Parties” or singularly a “Party”).

Whereas, Del Toro has issued to Asher two (2) convertible promissory notes dated October 21, 2013 (the “October Note”) and December 18, 2013 (the “December Note” and together with the October Note, collectively the “Notes”).

Whereas, Asher has partially converted the October Note into equity leaving a principal balance (not including accrued interest and default interest) of $32,165.00; and Asher has partially converted the December Note leaving a principal balance (not including default fees, accrued interest and default interest) of $31,500.00.

WHEREAS, the Parties desire to settle the Notes pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the conditions, covenants and agreements set forth below, the amount and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Mutual Releases.

(a)     Subject to and effective upon the receipt by Asher on or prior to September 23, 2016 (“Payment Date”) of $50,000.00 (Fifty Thousand Dollars) (the “Settlement Amount”), each of Del Toro and Asher does hereby irrevocably release the other Party, on behalf of themselves, and all persons or entities claiming by, through or under them, and their respective shareholders, officers, directors, heirs, successors and assigns, hereby fully, completely and finally waive, release, remise, acquit, and forever discharge and covenant not to sue the other Parties, as well as the other Parties’ respective officers, directors, shareholders, trustees, parent companies, sister companies, affiliates, subsidiaries, employers, attorneys, accountants, predecessors, successors, insurers, representatives, and agents with respect to any and all claims, demands, suits, manner of obligation, debt, liability, tort, covenant, contract, or causes of action of any kind whatsoever, at law or in equity, including without limitation, all claims and causes of action arising out of or in any way relating to the Notes and the conversion of the Notes into equity of Del Toro. The Parties warrant and represent that they have not assigned or otherwise transferred any claim or cause of action released by this Agreement.

(b)     The Parties acknowledge and agree that these releases are GENERAL RELEASES. The Parties expressly waive and assume the risk of any and all claims for damages which exist as of this date, but which they do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect his or her or its decision to enter into this Agreement. The Parties expressly acknowledge that this waiver of claims includes any claims for any alleged fraud, deception, concealment, misrepresentation or any other misconduct of any kind in procuring this Agreement. The Parties specifically do not, however, waive or release any claim that may arise for breach of this Agreement.

2.     Authority. The Parties represent and warrant that they possess full authority to enter into this Agreement and to lawfully and effectively release the opposing Party as set forth herein, free of any rights of settlement, approval, subrogation, or other condition or impediment. This undertaking includes specifically, without limitation, the representation and warranty that no third party has now acquired or will acquire rights to present or pursue any claims arising from or based upon the claims that have been released herein.

3.     Entire Agreement. The Parties represent and agree that no promise, inducement, or agreement other than as expressed herein has been made to them and that this Agreement is fully integrated, supersedes all prior agreements and understandings and any other agreement between the Parties, and contains the entire agreement between the Parties.

4.     Governing Law and Jurisdiction. The laws of the State of New York shall apply to and control any interpretation, construction, performance or enforcement of this Agreement. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of Nassau. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Parties hereby waive trial by jury.

5.     Attorneys’ Fees and Costs for Breach. The prevailing Party in any action to enforce or interpret this Agreement is entitled to recover from the other Party its reasonable attorneys’ fees.

6.     Modification. No oral agreement, statement, promise, undertaking, understanding, arrangement, act or omission of any Party, occurring subsequent to the date hereof may be deemed an amendment or modification of this Agreement unless reduced to writing and signed by the Parties hereto or their respective successors or assigns.

7.     Severability. The Parties agree that if, for any reason, a provision of this Agreement is held unenforceable by any court of competent jurisdiction, this Agreement shall be automatically conformed to the law, and otherwise this Agreement shall continue in full force and effect.

8.     Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all Parties hereto, notwithstanding that all the Parties are not signatories to the original or the same counterpart. Facsimile signatures shall be accepted the same as an original signature. A photocopy of this Agreement may be used in any action brought to enforce or construe this Agreement.

9.     No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement shall impair any right, power or remedy which any Party may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies or an acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any Party be deemed a waiver of any default or breach subsequently arising.

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be duly executed as of the date first above written.

DEL TORO SILVER CORP.

BY:	/s/ Patrick Fagen
Patrick Fagen
Chief Financial Officer

Asher Enterprises, Inc.

BY:	/s/ Curt Kramer
CURT KRAMER
President